Exhibit 99.1

Alpine Air Express Discontinues Service in the Hawaiian Islands to Focus on U.S. Mainland Operations

  On Tuesday June 16, 2009, 6:28 am EDT

PROVO, UT--(MARKET WIRE)--Jun 16, 2009 -- Alpine Air Express Inc. (OTC BB: APNX.OB- News) announces the Company is discontinuing services in the Hawaiian Islands. Alpine was unsuccessful in the re-bidding of U.S. Postal Service contracts for its Hawaiian mail routes. This could reduce the Company's gross revenue by 18%. However, Alpine will mitigate this loss by redeploying aircraft to other current and new operations and leasing certain aircraft to other operators. The Company is focused on expanding its services and clients within the mainland United States, such as North Dakota, South Dakota, Montana, Nebraska, Colorado, and other regional operations currently in negotiation and to be determined.

Mr. Gene Mallette, Alpine Air's CEO, stated, "We are saddened at the prospect of leaving Hawaii. We have been there approximately five years and may perhaps resume operations in that most beautiful portion of the world. However, the move provides us with an opportunity to strengthen our core services within the intermountain West, and expand into new territories and services. There are some unique and promising opportunities on the horizon and we are now well positioned to make them happen. Our management team believes the opportunity to restructure a portion of our business could ultimately result in a capital gain for the Company and our shareholders. We have the means and the experience, so we're excited about the possibilities."

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

     Contact Information:

     Alpine Air Express Inc., Provo

     Michael Dancy

     801-746-3570